EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Second Quarter 2006 Earnings
MIDDLEFIELD, OHIO, July 12, 2006 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported net earnings for the three months ended June 30, 2006, of $988,000, or $0.72 per diluted share. The second quarter 2006 earnings represent a 7.7% increase over the $917,000, or $0.67 per diluted share, in net earnings that the company recorded for the quarter ended June 30, 2005.
For the six months ended June 30, 2006, Middlefield Banc Corp. recorded net earnings of $1,805,000, or $1.32 per diluted share, as compared to the $1,631,000, or $1.20 per diluted share in net earnings for the first six months of 2005. The six-month 2006 level of net income represents an increase of 10.7% over that reported for the 2005 period.
Annualized returns on average equity and average assets for the three-month period were 14.07% and 1.26%, respectively. The comparable returns for the second quarter of 2005 were 14.33% and 1.22%. The 2006 six-month returns were 12.94% and 1.16%, while for the same period of 2005, the returns were 13.30% and 1.09%.
The company’s total assets at June 30, 2006, were $315.1 million, an increase of 3.7% over the $304.0 million in total assets reported at June 30, 2005. Net loans at June 30, 2006, were $237.4 million, up $16.6 million, or 7.5%, over the $220.8 million reported at June 30, 2005. Total deposits at June 30, 2006, were $254.3 million, or 2.0% greater than the deposit level of $249.2 million at June 30, 2005.
In reviewing his company’s performance, Middlefield Banc Corp. President and CEO Thomas G. Caldwell commented, “Our results for the quarter and the year-to-date have been somewhat mixed. We are pleased with our overall earnings. However, our balance sheet growth continues to be slower than plan. Pricing for both loans and deposits within the market continues to be aggressive. While we remain committed to our strategic focus of prudent balance sheet growth, solid asset quality and our net interest margin remain very high priorities.”
Caldwell continued, “Our non-interest income continues to improve toward peer levels. Our operating expenses were in line and we were able to maintain a relatively low level of charge-offs. With the ongoing compression in net interest margin, we will continue to focus on achieving desired levels within these important areas.”
Highlights for the second quarter and year-to-date periods of 2006 include:
•	Net interest income was $2,753,000 for the second quarter of 2006, an increase of 4.0% from the comparable period in 2005. The net interest margin for the 2006 quarter was 3.88%, down slightly from 2005’s 3.91%. For the first six months of 2006, net interest income totaled $5,439,000. This was 4.3% higher than the $5,214,000 reported for the first six month of 2005. The six-month period of 2006 reflected a net interest margin of 3.88%, which was just above the 3.85% reported for the same period of 2005. The reported results are reflective of the positioning of the yield curve as well as the aggressive loan and deposit pricing within the company’s market area.

•	Non-interest income increased $68,000 for the three-month period of 2006 over the comparable 2005 period. This increase of 12.9% was primarily the result of higher service charge revenue associated with an increase in the number of deposit accounts, expanded ATM/Debit card usage, and an increase in revenue from investment services. Offsetting the increases was a decline in statement service charges and check order fees. Similar factors contributed to the $137,000 increase in non-interest income in the first six months of 2006 as compared to the first six months of 2005.

•	Non-interest expense for the second quarter of 2006 was consistent with that of the second quarter of 2005. Non-interest expense for the 2006 period was $1,898,000, while the 2005 figure was $1,846,000, reflecting an increase of 2.8%. The leading factors in the increased expenses were data processing costs associated with an expanded base of products per customer, an expanded marketing allowance, and costs associated with the company’s progress toward compliance with Section 404 of the Sarbanes-Oxley Act. For the first six months of 2006, non-interest expenses were 1.9%, or $74,000, higher than the first same period of 2005.

•	Total deposit growth from the end of the second quarter of 2005 to the same point in 2006 was $5.0 million. The slower growth is directly the result of the competitive interest rate environment present within the company’s market area. The company also had a shift in the deposit composition as certificates of deposits and IRA accounts increased $16.6 million in the period-to-period comparison and savings accounts and money market accounts decreased $12.9 million during the same period. Net loans at June 30, 2006, stood at $237.4 million, reflecting an increase of $16.6 million from June 30, 2005. Loan growth came in the areas of residential mortgage and commercial loans. Although the company experienced growth within its home equity portfolio, it was less that the level historically experienced by the company.

•	Provision for loan losses was $75,000 for the 2006 second quarter and $60,000 for equal 2005 period. The level of provision was in keeping with the company’s financial plan and is designed to accommodate the increased size of the loan portfolio and the larger level of commercial relationships. At June 30, 2006, the allowance for loan losses as a percentage of total loans was 1.23%, which is only slightly higher than the 1.20% reported at June 30, 2005.

•	Stockholders’ equity at June 30, 2006, was $28.1 million, or 8.91% of total assets. This represents an increase of 7.1% from the June 30, 2005 figure. Book value as of June 30, 2006 was $19.42. This was an increase of 5.0% over the book value at June 30, 2005.

•	In the second quarter of 2006, Middlefield paid a cash dividend of $0.235 per share. This represents an increase of 12.2% over the cash dividend paid during the first quarter of 2005. The 2005 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2005.
“With the challenge of maintaining our net interest margin, we continue to seek ways to increase our non-interest income, while controlling our non-interest expense,” commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “We have introduced various image-based products and now, as an example, both transmit and receive our cash letter with the Federal Reserve Bank of Cleveland in an image format. We are presently preparing our remote merchant capture product for introduction and anticipate that this, along with our other technology-based activities, will work to ease the process of banking for our customers, while providing associated cost savings for the bank.”
“With the development and introduction of these technology initiatives, we are not neglecting traditional banking methods. In June, we broke ground for a branch banking office in Newbury Township and anticipate that it will be open to serve the residents of that market area near the end of the fourth quarter of this year,” Stacy continued. “Our goal remains to deliver only the highest level of customer service and convenience coupled with a full array of banking products.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates six full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio. The banking subsidiary has recently entered into a lease arrangement for a seventh banking office to be located in Newbury, Geauga County, Ohio.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2006 and 2005 and December 31, 2005

	(unaudited)		(unaudited)
	June 30,	December 31,	June 30,
Balance Sheet (period end)	2006	2005	2005
Assets
Cash and due from banks	$5,596	$5,821	$7,017
Federal funds sold	0	0	0
Available for sale securities	54,373	57,887	60,473
Held to maturity securities	216	221	221

Total cash and securities	60,185	63,930	67,711
Loans:	240,402	234,055	223,487
Less: reserve for loan losses	2,953	2,841	2,677

Net loans	237,449	231,214	220,809
Premises and equipment	6,527	6,625	6,562
Bank-owned life insurance	6,746	5,633	5,527
Accrued interest receivable and other assets	4,241	3,813	3,359

Total Assets	$315,149	$311,214	$303,969

	June 30,	December 31,	June 30,
	2006	2005	2005
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$39,476	$39,782	$38,110
Interest bearing demand deposits	9,894	9,362	9,910
Money market accounts	11,899	13,079	14,965
Savings deposits	60,044	66,495	69,839
Certificates of deposit	132,963	120,731	116,373

Total Deposits	254,276	249,450	249,197
Borrowed funds	31,553	33,289	27,599
Other liabilities	1,225	1,186	935

Total Liabilities	287,054	283,925	277,731

Common equity	32,509	30,936	29,210
Net Unrealized gain (loss) on securities	(1,239)	(677)	(2)
Treasury stock	(3,176)	(2,970)	(2,970)

Total Stockholders’ Equity	28,094	27,289	26,238

Total Liabilities and Stockholders’ Equity	$315,149	$311,214	$303,969

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2006 and 2005
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Statement of Income
Interest Income	$4,790	$4,275	$9,351	$8,391
Interest Expense	2,038	1,629	3,912	3,177

Net interest income	2,753	2,646	5,439	5,214
Provision for loan losses	75	60	150	120

Net interest income after provision for loan losses	2,678	2,586	5,289	5,094

Non-interest income
Service charges on deposits	436	389	849	742
Other income	159	138	302	266
Net securities gains (losses)	0	0	(6)	0

Total non-interest income	595	527	1,145	1,008
Non-interest expense
Salaries and employee benefits	835	808	1,830	1,825
Net occupancy and equipment	214	231	461	474
Other operating	849	807	1,643	1,560

Total non-interest expense	1,898	1,846	3,934	3,860

Income before income taxes	1,374	1,266	2,500	2,242
Provision for income taxes	387	349	695	611

Net income	$988	$917	$1,805	$1,631

Per common share data
Net income per common share — basic	$0.73	$0.68	$1.34	$1.22
Net income per common share — diluted	$0.72	$0.67	$1.32	$1.20
Dividends declared	$0.235	$0.210	$0.470	$0.419
Book value (period end)	$19.42	$18.49	$19.42	$18.49
Average shares outstanding — basic	1,346,613	1,339,642	1,348,643	1,337,287
Average shares outstanding — diluted	1,368,865	1,360,284	1,370,503	1,356,755
Period ending shares outsanding	1,351,249	1,342,469	1,351,249	1,342,469

Selected ratios
Return on average assets	1.26%	1.22%	1.16%	1.09%
Return on average equity	14.07%	14.33%	12.94%	13.30%
Yield on earning assets	6.63%	6.16%	6.54%	6.11%
Cost of interest bearing liabilities	3.32%	2.76%	3.20%	2.71%
Net interest spread	3.31%	3.40%	3.34%	3.40%
Net interest margin	3.88%	3.91%	3.88%	3.85%
Efficiency	56.70%	58.20%	59.75%	62.03%
Equity to assets at period end	8.91%	8.63%	8.91%	8.63%

	June 30,	June 30,
Asset quality data	2006	2005
Allowance for loan losses	$2,953	$2,677
Allowance for loan losses/total loans	1.23%	1.20%
Net charge-offs:
Quarter-to-date	$10	$68
Year-to-date	38	66
Net charge-offs to average loans
Quarter-to-date	0.02%	0.12%
Year-to-date	0.03%	0.06%
Non-performing loans/total loans	0.82%	0.82%
Allowance for loan losses/non-performing loans	149.83%	145.96%